PRESS RELEASE

PARAGON OFFSHORE ANNOUNCES DECISION NOT TO MAKE INTEREST PAYMENT PENDING OUTCOME OF CONTINUING DISCUSSION WITH DEBTHOLDERS

HOUSTON, January 15, 2016 - Paragon Offshore plc (“Paragon”) (OTC: PGNPF) today announced that it has elected to defer an interest payment of approximately $15.4 million due today on its 6.75% senior unsecured notes maturing July 2022 (the “2022 Notes”). Under the terms of the indenture governing the 2022 Notes, the company has a 30-day grace period after the interest payment date before an event of default occurs. Paragon believes it is in the best interests of all stakeholders, including equity holders, to use the grace period to continue to engage in discussions with its secured and unsecured debtholders related to alternatives to improve Paragon’s long-term capital structure.
There is no assurance that the discussions with Paragon’s debtholders will result in an agreement before the end of the grace period. Paragon can elect to make the interest payment at any time during the grace period. However, if Paragon decides not to make the interest payment by the end of the grace period, such failure would result in the rights of the requisite holders of certain of its indebtedness, including the 2022 Notes and revolving credit facility, to accelerate the repayment of the principal amounts due thereunder, which acceleration would result in a cross-default under Paragon’s term loan facility.
Randall D. Stilley, President and Chief Executive Officer of Paragon, said, “Paragon has made the strategic choice to defer this interest payment as constructive dialogue with debtholders continues. We believe we are making progress in achieving our objective to improve the long-term capital structure of the company. Paragon’s substantial cash position at December 31, 2015, more than $750 million, provides us with flexibility as we negotiate. Furthermore, it allows us to continue to meet all of our obligations to suppliers, employees, and others as we deliver safe, reliable, and effective operations to our customers in the normal course of business.”

Forward-Looking Disclosure Statement
This release contains forward-looking statements. Statements regarding future payment of interest, debtholder discussions and the characterization thereof, timing of any future announcements, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to risks associated with the general nature of the oil and gas industry, risks associated with the operation of Paragon as a separate, publicly traded company, actions by regulatory authorities, customers and other third parties, and other factors detailed in the "Risk Factors" section of Paragon's annual report on Form 10-K for the fiscal year ended December 31, 2014, Paragon’s most recently filed report on Form 10-Q, and in Paragon's other filings with the SEC, which are available free of charge on the SEC's website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.
About Paragon Offshore
Paragon is a global provider of offshore drilling rigs. Paragon’s operated fleet includes 34 jackups, including two high specification heavy duty/harsh environment jackups, and six floaters (four drillships and two semisubmersibles). Paragon’s primary business is contracting its rigs, related equipment and work crews to conduct oil and gas drilling and workover operations for its exploration and production customers on a dayrate basis around the world. Paragon’s principal executive offices are located in Houston, Texas. Paragon is a public limited company registered in England and Wales with company number 08814042 and registered office at 20-22 Bedford Row, London, WC1R 4JS, England. Additional information is available at www.paragonoffshore.com.
For additional information, contact:

For Investors & Media:	Lee M. Ahlstrom Senior Vice President - Investor Relations, Strategy and Planning +1.832.783.4040